Exhibit 99.1

Press Release	COGDELL SPENCER INC. (NYSE — CSA)
Cogdell Spencer Inc. Announces Formation of $350 Million Joint Venture
Company Release — 08/21/2008 18:35
CHARLOTTE, N.C., Aug. 21 /PRNewswire-FirstCall/ — Cogdell Spencer Inc. (NYSE: CSA) announced today that it has signed a joint venture operating agreement with Northwestern Mutual to form CSA Medical Partners LLC, a joint venture to acquire medical office buildings.
The joint venture expects to acquire up to approximately $350 million of medical office buildings and other healthcare facilities nationwide, predominantly associated with not-for-profit healthcare systems and large physician-owned clinics. Cogdell Spencer will contribute 20% of the equity capital to fund future acquisitions in this joint venture.
Cogdell Spencer expects to use this partnership to continue to serve its clients in both new and existing markets. The partnership allows the newly transformed Cogdell Spencer to continue to meet its clients’ needs, as it allows the provision of additional liquidity options. The joint venture will be Cogdell Spencer’s exclusive vehicle for cash acquisitions.
“This is a great opportunity for us to continue our growth strategy and serve the expanding needs of our clients,” said Frank Spencer, President and CEO of Cogdell Spencer Inc.
Cogdell Spencer will earn market based fees associated with the properties acquired by the joint venture.
Banc of America Securities LLC acted as financial advisor and Clifford Chance US LLP acted as legal advisor to Cogdell Spencer.
About Cogdell Spencer Inc.
Charlotte-based Cogdell Spencer Inc. (NYSE: CSA) is a fully-integrated, self-administered and self managed real estate investment trust (REIT) that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. At present, the Cogdell Spencer Inc. portfolio consists of 62 wholly owned properties and consolidated joint ventures, three unconsolidated joint venture properties and 51 managed medical office buildings. On March 10, 2008, Cogdell Spencer Inc. merged with Marshall Erdman & Associates. As the leader in healthcare design- build, Erdman brings a new range of offerings to Cogdell Spencer’s clients. Welcome to the new Cogdell Spencer Inc. For more information on Cogdell Spencer Inc., please visit the Company’s website at www.cogdellspencer.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect the Company’s views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ materially. Factors that may contribute to these differences include, but are not limited to the following: market trends; our ability to obtain future financing arrangements; our ability to renew ground leases; our ability to integrate the operations of Marshall Erdman & Associates with our operations; defaults by tenants; and changes in the reimbursement available to our tenants by government or private payors. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
SOURCE Cogdell Spencer Inc.
Contact: Media: Dana Crothers, Marketing Director, +1-704-940-2904, dcrothers@cogdellspencer.com; General Inquiries: Frank C. Spencer, President and Chief Executive Officer, +1-704-940-2926, fspencer@cogdellspencer.com; Financial Inquiries: Charles M. Handy, Chief Financial Officer, +1-704-940-2914, chandy@cogdellspencer.com, all of Cogdell Spencer Inc.